EXHIBIT 10.32

SECOND AMENDMENT TO LOAN AGREEMENT

THIS SECOND AMENDMENT TO LOAN AGREEMENT, dated as of October 9, 2009 (“Second Amendment”), is made by and among CARACO PHARMACEUTICAL LABORATORIES, LTD., a Michigan corporation, with an address at 1150 Elijah McCoy Drive, Detroit, Michigan 48202 (“Borrower”), and RBS CITIZENS, N.A., a national association, d/b/a Charter One, with an address of 27777 Franklin Road, Suite 1900, Southfield, Michigan 48034 (together with its affiliates, successors and assigns, “Bank”).

W I T N E S S E T H :

WHEREAS, Borrower and Bank are parties to that certain Loan Agreement dated February 27, 2009, as amended by First Amendment to Loan Agreement dated August 11, 2009 (collectively, the “Loan Agreement”), together with other Loan Documents related thereto as described in the Loan Agreement; and

WHEREAS, Borrower and Bank desire to extend a revolving line of credit loan, increase the minimum deposit account requirement to cash-collateralize the amount of available credit to Borrower, and modify other provisions of the Loan Agreement as provided herein.

NOW, THEREFORE,  in consideration of the amended provisions herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Section 1.1 shall be amended to delete the definition of Loan and Note, and replace with the following:

“Loan” means the Equipment Term Loan, and the Revolving Line of Credit Loan, individually or collectively, as appropriate.

“Note” means the Equipment Term Note, and the Revolving Line of Credit Note, individually or collectively, as appropriate.

2.           Section 2 shall be amended to delete said Sections in its entirety and replaced with the following:

SECTION 2.
LOAN FACILITIES

2.1	Equipment Term Loan.

(a)           Equipment Term Loan.  Bank hereby grants an “Equipment Term Loan” pursuant to which Bank agrees to make on the Funding Date, a non-revolving advance to Borrower, for the purposes of financing new machinery and equipment and building improvements (the “Assets”), in the amount of Eighteen Million Dollars ($18,000,000).  Funding of the loan shall be in accordance with the conditions set forth in Section 4 below.

(b)           Equipment Term Note.  The advance of the Equipment Term Loan shall be evidenced by and be repayable to Bank in accordance with the terms of the Equipment Term Note, which Borrower shall execute and deliver to Bank simultaneously herewith.  All provisions of the Equipment Term Note are incorporated herein by this reference as terms and conditions of this Loan Agreement.

2.2	Revolving Line of Credit Loan.

           (a) Revolving Line of Credit Loan.  Bank hereby establishes a “Revolving Line of Credit Loan” pursuant to which, until October ___, 2010 or such earlier termination as provided herein, and subject to the terms and conditions hereof, Bank agrees to make, from time to time, revolving credit loan advances in the form of letters of credit issued to the United States Food and Drug Administration, or cash demands thereon, as may be requested by Borrower or beneficiaries of the letters of credit (“Revolving Line of Credit Loan Advances”), in accordance with the borrowing procedures below.  The sum of the aggregate amount of outstanding Revolving Line of Credit Loan Advances shall not at any one time exceed Fifteen Million Dollars ($15,000,000) (the “Revolving Line of Credit Loan Amount”).  Amounts borrowed hereunder and repaid may be reborrowed as provided herein, it being agreed and understood this is a revolving credit facility.

           (b) Borrowing Procedure.  Borrower may request Revolving Line of Credit Loan Advances in the form of a letter of credit by submitting to Bank a fully completed Revolving Line of Credit Loan Advance request in the form acceptable to Bank and other reasonable requirements for the issuance of the letter of credit.  Bank shall make the requested Revolving Line of Credit Loan Advances available to Borrower as directed in the Revolving Line of Credit Loan Advance request, in the amount requested, unless:

(i) The requested Revolving Line of Credit Loan Advance, when aggregated with all of Borrower's previously unpaid Revolving Line of Credit Loan Advances under the Revolving Line of Credit Loan, would cause the unpaid principal balance of the Revolving Line of Credit Loan Note to exceed the Revolving Line of Credit Loan Amount; or

(ii) Bank has not been furnished with sufficient reports or other information to determine eligibility for such Revolving Line of Credit Loan Advance; or

(iii) An Event of Default has occurred and is continuing.

Such Revolving Line of Credit Loan Advances will then be made available to Borrower by Bank issuing its letter of credit within ten (10) days of said request, or by crediting the account of Borrower on the books of Bank if demand for payment is made on such letters of credit, by the close of Bank's business on such date.

(c)           Revolving Line of Credit Note.  The Revolving Line of Credit Loan Advances shall be evidenced by and be repayable to Bank upon demand in accordance with the terms of a Revolving Line of Credit Note, which Borrower shall execute and deliver to Bank simultaneously herewith.  All of the provisions of the Revolving Line of Credit Note are incorporated herein by this reference as terms and conditions of this Loan Agreement.

(d)           Letters of Credit; Fees.  Borrower may request an Advance only in the form of a letter of credit from time to time until thirty (30) days prior to the expiry of the Revolving Line of Credit Loan, in an amount, when aggregated with all other outstanding letters of credit, not to exceed the available Revolving Line of Credit Loan Amount, and provided such letters of credit expire on the earlier of one hundred eighty (180) day after issuance, or the expiry of the Revolving Line of Credit Loan and Maturity Date of the Revolving Line of Credit Note.  Borrower shall provide Bank any reasonable information requested in order to confirm the use of the letter of credit meets the requirements of this Loan Agreement.  Borrower agrees to pay Bank a letter of credit fee equal to seventy basis points (70 bps) of the face value of each letter of credit when issued by Bank.  Borrower shall also reimburse Bank for its standard documentation, administration and cancellation charges based on its standard rates.  Notwithstanding anything herein to the contrary, if demand for payment pursuant to a letter of credit is presented to Bank by the benefiting party, notice shall be provided to Borrower and such funds shall be paid to the benefiting party from the Revolving Line of Credit Loan as if a cash Advance request had been made to Borrower, and such amount shall be reflected on the Revolving Line of Credit Loan Note as of such day.

2.3	Security.

(a)           Borrower hereby grants to Bank as security for any Note, a security interest in: (i) all fixed assets of Borrower; (ii) cash deposits in possession and control of Bank in accounts numbered 4512225217 and 4514958602 or successor accounts; (iii) other cash deposits not in possession or control of Bank, provided such cash are proceeds of subsection (i) hereof,, all as described in the Security Agreement, as amended; and (iv) a mortgage on the real estate and improvements constituting real property located at 1150 Elijah McCoy Drive, Detroit, Michigan, as more particularly described in the Mortgage executed simultaneously hereto.

All of the specified property in this subsection (a) above shall be collectively referred to as the “Collateral”.  Notwithstanding the foregoing, if Borrower pays off the Equipment Term Loan and all charges related thereto, including any Hedging Obligations, and is not otherwise in default hereof, upon request from Borrower, Bank shall release its security and mortgage interests and liens in that certain portion of the Collateral described in (a) (i), (iii) and (iv).  All remaining Collateral described in (a) (ii) shall continue to be secured by Bank until all remaining obligations relating to the Revolving Line of Credit Loan and Revolving Line of Credit Note have been paid in full and cancelled, and not further obligations or liabilities remain outstanding on behalf of Borrower or Bank thereunder.

(b)           Borrower shall execute and deliver to Bank such documents in addition to those documents specified in this Loan Agreement, on the Closing Date, Funding Date, and thereafter from time to time, as Bank shall request, for the purpose of perfecting and continuing the perfection of Bank’s security interest and mortgage in the Collateral.

(c)           It is further agreed that any security agreement, mortgage, or other document hereafter executed by Borrower in favor of Bank shall secure repayment of all of the Obligations, whether or not presently contemplated by the parties, including that created under the Loan Agreement of the same date relating to any Note; and, that an Event of Default under any note, security agreement, mortgage or other agreement from Borrower to Bank after any applicable grace period shall constitute an Event of Default under all notes, security agreements and other agreements, and that Bank may, at its option, proceed in exercising its rights thereunder in any order or manner it may choose, the purpose of this Loan Agreement being to cross-collateralize and cross-default all of the Obligations.

3.           Section 5.11 shall be amended to delete said section in its entirety and replace with the following:

5.11           Use of Proceeds. The advance of either Loan hereunder shall be used only for purposes stated in Section 2.1 and 2.2 respectively.

4.           Borrower acknowledges that the continuance of regulatory enforcement efforts by the Food and Drug Administration or other restrictions on Borrower’s operations, voluntarily imposed by Borrower or otherwise, on or after February 26, 2010, shall constitute a violation of the covenants described in Section 6.7 (b) of the Loan Agreement and shall be deemed an “Event of Default” without further notice or an opportunity to cure, notwithstanding any other provision of the Loan Agreement or other document to the contrary.

5.           Bank agrees to suspend testing of Minimum Fixed Charge Coverage Ratio and Minimum EBITDA described in Sections 6.8 and 6.9 respectively, until February 26, 2010.

6.           Section 6.10 of the Loan Agreement is hereby amended to increase the minimum balance of the deposit account to be not less than the outstanding balance of the Indebtedness of Borrower to Bank from time to time, which is approximately $32,400,000 as of the date hereof, which shall be reduced by the amount of principal repaid toward the Equipment Term Loan.  The required balance shall increase by the amount of accrued and unpaid interest as of the date of any required interest payment if such payment is not made on or before the date the failure to make such payment would become an Event of Default.

7.           Nothing herein shall be deemed or implied as a waiver of any rights, interests or remedies available to Bank pursuant to the Loan Agreement or any other Loan Document, whether previously occurring, now existing, or arising in the future.  Bank reserves all such rights, interests and remedies, including those existing but temporarily suspended pursuant to any other documents executed in connection with this Second Amendment.  No failure by Bank to take any action in respect of a default  of any covenant or obligation under the Loan Agreement or other Loan Documents by Borrower shall be deemed a waiver of any subsequent or future default of Borrower, and any partial action or exercise of rights remedies will not prohibit further action or exercise of rights and remedies by Bank.  No course of dealing will be deemed to amend any terms of the Loan Agreement or other Loan Documents or preclude Bank from exercising its rights or remedies notwithstanding such course of dealing.

8.           Except as hereby amended, the Loan Agreement shall remain in full force and effect.  If any conflict exists between the terms and provisions of the Loan Agreement, and the terms and provisions of this Second Amendment, the terms and provisions of this Second Amendment shall govern and control.

9.           Each party covenants, warrants and represents that it has the authority to execute and bind each respective party to this Second Amendment.  Borrower further reconfirms all of its obligations under the Loan Documents, along with all of its representations and warranties to Bank as set forth in the Loan Documents as being true in all respect, and that there are no existing Events of Default under any provision of the Loan Agreement or any of the related Loan Documents or other Indebtedness to Bank other than as noted herein that have not otherwise been suspended by Bank.  The Loan Agreement and Loan Documents executed in connection therewith, whether prior to, or simultaneously herewith, are hereby ratified and certified as being in full force and effect.

10.           Borrower acknowledges and agrees that Bank has fully performed all of its obligations under all documents executed in connection with the Loan Documents and all actions taken by Bank have been reasonable and appropriate under the circumstances and within their rights under the Loan Agreement and the Loan Documents.  Borrower represents and warrants that it is aware of no claims or causes of action against Bank or its officers, directors, employees or agents.  Notwithstanding such representation and warranty, and as further consideration for the agreements set forth in this Second Amendment, Borrower, for itself and its successors and assigns, releases Bank and it officers, directors, employees, agents, attorneys, affiliates, subsidiaries, and successors and assigns, from any liability, claim, right or cause of action which now exists or hereafter arises, whether known or unknown, arising from or in any way related to facts in existence as of the date hereof.  Borrower also acknowledges and agrees to pay or otherwise reimburse Bank, upon the execution of this Second Amendment, for all reasonable out-of-pocket costs incurred by Bank in the enforcement of the Loan Agreement, and the negotiations and drafting of this Second Amendment and related Loan Documents.

11.           This Second Amendment constitutes the entire agreement between the parties and supersedes all prior and contemporaneous agreements or understandings, whether written or oral, between the parties with respect to the subject matter hereof.  This Second Amendment shall be binding on the parties hereto, and their respective successor and assigns, and shall not be further amended, altered, modified, or changed in any way except in writing signed by all the parties to this Second Amendment, or their successors or assigns.

12.           The submission of this Second Amendment for examination or its negotiation of the terms described herein does not constitute an offer to amend the Loan Agreement, and this Second Amendment does not constitute a binding agreement until such time as the Second Amendment has been fully and finally executed by all parties to this Second Amendment.

THE UNDERSIGNED individuals have executed this Second Amendment on behalf of the respective parties hereto, effective as of the day and year first above written.

BANK:
RBS CITIZENS, N.A.
(d/b/a CHARTER ONE)

By:	/s/ John Sherman
Name:	John Sherman
Its:	Senior Vice President

BORROWER:
CARACO PHARMACEUTICAL
LABORATORIES, LTD.

By:	/s/ Jitendra Doshi
Name:	Jitendra Doshi
Its:	Chief Executive Officer

and
By:	/s/ Mukul Rathi
Name:	Mukul Rathi
Its:	Interim Chief Financial Officer